Exhibit 10.1
Subordinated Intercompany Note

$19,000,000	New York, New York
Date: August 18, 2011
          FOR VALUE RECEIVED, CBay Inc. (the “Payor”), hereby promises to pay Nineteen Million Dollars ($19,000,000) to the order of MedQuist Inc. (the “Payee”), on the date two years after the date hereof, or if such date is not a business day, the next preceding business day (the “Maturity Date”), in lawful money of the United States of America, in immediately available funds at such location as the Payee shall designate, and to pay interest on the unpaid principal amount hereof at the rates and on the dates specified below.
          The Payor further agrees to pay interest to the Payee from the date hereof on the unpaid principal amount hereof at a rate per annum equal to 15.00% until the Maturity Date, and thereafter, until payment in full of the principal amount hereof (whether before or after judgment) at a rate per annum equal to 17.00%. Interest shall be payable on the Maturity Date, on the date of any prepayment and, after the Maturity Date, on demand.
          The Payor may prepay all or a portion of the principal amount of this Note at any time by giving one business day’s notice to the Payee; provided that each prepayment shall be in a minimum amount of $100,000 or a whole multiple thereof and shall be accompanied by payment of accrued interest to the date of prepayment.
          Reference is made to (i) that certain Credit Agreement, dated as of October 1, 2010, among CBay Inc., a Delaware corporation, MedQuist Inc., a New Jersey Corporation, MedQuist Transcriptions, Ltd., a New Jersey corporation, MedQuist Holdings Inc., a Delaware corporation, the lenders party thereto and General Electric Capital Corporation as administrative agent and collateral agent (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), (ii) that certain Senior Subordinated Note Purchase Agreement, dated as of September 30, 2010, among CBay Inc., MedQuist Inc. and MedQuist Transcriptions, Ltd. as the issuers, MedQuist Holdings Inc., and BlackRock Kelso Capital Corporation, Pennantpark Investment Corporation, Citibank, N.A. and THL Credit, Inc. as the purchasers (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Note Purchase Agreement”) and (iii) that certain Subordination and Intercreditor Agreement, dated as of October 1, 2010, among Blackrock Kelso Capital Corporation, PennantPark Investment Corporation, Citibank, N.A., THL Credit, Inc., CBay Inc., MedQuist Inc., MedQuist Transcriptions, Ltd. and General Electric Capital Corporation as agent for all senior lenders party to the Credit Agreement (the “Subordination and Intercreditor Agreement”).
          Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all obligations of the Payor to pay principal, interest or any other amounts owing under or in connection with the Credit Agreement and the Note Purchase Agreement until the payment in full in cash of such obligations of the Payor (such obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

     (i) in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Payor or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Payor, whether or not involving insolvency or bankruptcy, then, if an Event of Default has occurred and is continuing under (and as defined in) either the Credit Agreement or the Note Purchase Agreement, (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before the Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which the Payee would otherwise be entitled (other than debt securities of the Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall be made to the holders of Senior Indebtedness;
     (ii) if any Event of Default has occurred and is continuing with respect to any Senior Indebtedness, then no payment or distribution of any kind or character shall be made by or on behalf of the Payor or any other Person on its behalf with respect to this Note; and
     (iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by the Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.
          To the fullest extent permitted by law, no present or future holder of Senior Indebtedness (or any of their representatives) shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of the Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. The Payee and the Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent, the Lenders, the L/C Issuers, any Secured Hedging Counterparty and the Purchasers, and each of the Administrative Agent, the Lenders, the L/C Issuers, any Secured Hedging Counterparty, and the Purchasers may proceed to enforce the subordination provisions herein. Anything in this Note to the contrary notwithstanding, all provisions set forth herein are subject to the terms of the Subordination and Intercreditor Agreement.
          Nothing contained in the subordination provisions set forth above is intended to or will impair the obligations of the Payor, which are absolute and unconditional, to pay to the Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of the Payee and other creditors of the Payor other than the holders of Senior Indebtedness.
          The Payee is hereby authorized to record all loans and advances made by it to the Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

          The Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.
          This Note shall be binding upon the Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of the Payee and its successors and assigns, including subsequent holders hereof. The Payor’s obligations under this Note may not be assigned without the prior written consent of the Payee.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[signature pages follow]

CBAY INC., as Payor
By:	/s/ Kashyap Joshi
Name: Kashyap Joshi
Title: V.P. Finance

MEDQUIST INC. as Payee
By:	/s/ Anthony James
Name: Anthony James
Title: Chief Financial Officer

[Subordinated Intercompany Note]